                                                                    EXHIBIT 99.2

Audit Committee of the Board of Directors
CMS Energy Corporation
Fairlane Plaza South, Suite 1100
330 Town Center Drive
Dearborn, Michigan 48126

June 10, 2002


We have been informed that CMS Energy Corporation has formed a special committee of the Board of Directors to study the circumstances involving the disclosed "round-trip" trades. At this time, there remains uncertainty regarding: (a) when the special committee will complete its work; (b) what the results of that work will be; and (c) whether the special committee's work will have a related impact on previously issued financial statements.

We are writing to inform you that, as a result of these circumstances, our auditor reports related to the consolidated financial statements of CMS Energy Corporation as of and for the years ending December 31, 2000 and 2001 cannot be relied upon. This letter does not relate to our separate auditor reports dated March 22, 2002 and February 15, 2002 for Consumers Energy Company and Panhandle Eastern Pipe Line Company, respectively, for the years ending December 31, 2000 and 2001. Subject to any discussions you may have with the Securities and Exchange Commission regarding this matter, CMS Energy Corporation should make appropriate disclosure to those who may rely on such reports.

In addition, given the current situation at Andersen and the uncertain timing of when the special committee will complete its work, please be advised that Andersen will be unable to issue an opinion on the proposed restated financial statements as of and for the years ending December 31, 2000 and 2001.


Very truly yours,

/s/ Arthur Andersen LLP



cc:  Preston D. Hopper